EXHIBIT 10.19

Reinsurance Brokerage Services Agreement

This Reinsurance Brokerage Services Agreement (the “Agreement”) is effective this 3rd day of April, 2008 by and between Maiden Insurance Company Limited, Suite 1141, 48 Par-la-Ville Road, Hamilton HM 11, Bermuda (the “Reinsurer”) and IGI Intermediaries, Inc., 59 Maiden Lane, 6th Floor, New York, New York (the “Broker”) (collectively the “Parties’).

WHEREAS, the Broker is a licensed reinsurance intermediary in the State of New York;

WHEREAS, the Broker has expertise in underwriting and evaluating specialty property and casualty products;

WHEREAS, the Reinsurer is a Class 3 Bermuda insurer which provides reinsurance solutions for small insurers in the U.S. and Europe which underwrite specialized property and casualty products and could benefit from additional underwriting capacity;

WHEREAS, the Reinsurer wishes the Broker to perform the reinsurance brokerage services set forth in this Agreement and the Broker wishes to perform said services.

NOW, THEREFORE, in consideration of the representations, warranties, agreements and mutual promises contained herein, the Parties agree as follow:

1. Brokerage Services

The Broker shall perform the following services:

1.1 Solicit and submit proposals to the Reinsurer for reinsurance of specialized property and casualty programs underwritten by small insurers and managing general agents.

1.2 Refer and introduce brokers and potential insurance company cedents to Reinsurer.

2. No Authority

The Broker acknowledges and agrees that it shall have no authority to bind the Reinsurer or accept any risk on behalf of the Reinsurer.

3. Compensation

3.1 The Reinsurer shall pay to Broker compensation equal to Broker’s costs, including without limitation, salaries, benefits, and general overhead expenses, plus eight percent (8%) for the reinsurance brokerage services provided hereunder.

3.2 The Broker shall invoice its costs monthly. The Reinsurer shall pay the invoiced amount within 10 days of receipt.

4. Compliance

4.1 The Broker shall maintain in good standing all licenses necessary and required by law to perform the services provided herein.

4.2 The Broker shall comply with all applicable laws and regulations in connection with its performance of the services hereunder

5. Insurance

During the term of this Agreement and any period thereafter in which the Broker has obligations hereunder, the Broker shall maintain, at its own expense, errors and omissions insurance coverage in a form acceptable to the Reinsurer, with a limit of liability of not less than $1 million and a deductible not greater than $250,000, unless otherwise agreed in writing. The Reinsurer shall not unreasonably withhold its acceptance of the Broker’s insurance coverage. The Broker shall furnish the Reinsurer proof of such insurance upon execution of this Agreement and upon the Reinsurer’s reasonable request. The Broker shall notify the Reinsurer immediately of any lapse of or change in coverage and of receipt of notice terminating coverage.

6. Indemnification

6.1 The Broker shall defend, indemnify, and hold the Reinsurer harmless from and against all claims, actions, causes of action, liability, or loss (collectively, “Loss”) which result from any negligent or willful acts, errors or omissions of the Broker, or its employees, representatives, or agents in the performance or breach of duties under this Agreement. Loss shall include, without limitation, all damages, costs, expenses, reasonable attorney’s fees, penalties, fines, assessments and verdicts incurred by the Reinsurer. This Section 6.1 shall survive termination of this Agreement.

6.2 The Reinsurer shall defend, indemnify, and hold the Broker harmless from and against all Loss which results from any negligent or willful acts, errors or omissions of the Reinsurer, or its employees, representatives, or agents in the performance or breach of duties under this Agreement. Loss shall include, without limitation, all damages, costs, expenses, reasonable attorney’s fees, penalties, fines, assessments and verdicts incurred by the Broker. This Section 6.2 shall survive termination of this Agreement.

7. Term and Termination

7.1 This Agreement shall remain in effect until terminated in accordance with this Article 7.

7.2 This Agreement may be terminated by either party on sixty (60) days written notice to the other party.

7.3 This Agreement may be terminated immediately:

7.3.1. by a Party without notice should the other Party become insolvent or make a general assignment for the benefit of creditors, or if a petition is filed in bankruptcy or other legal proceeding is initiated providing for that Party’s reorganization, dissolution or reorganization.

7.3.2. by a Party without notice should any license or certificate of authority required by the other Party to perform material services hereunder be canceled, suspended or not renewed by any government authority and not reinstated within thirty (30) days of notice of cancelation, suspension or non-renewal.

7.3.3. by a Party upon written notice in the event that the other Party is subject to a “change of control”. A “change of control” of a Party shall be deemed to have occurred if 25% or more of the common stock of that Party is transferred to a person that was not the owner of such stock on the effective date of this Agreement.

7.3.4. by the Reinsurer, without notice, should the Broker, its employees, officers, or directors commit any fraudulent act or illegal act.

7.4 Duties Following Termination

7.4.1.  The Reinsurer shall be responsible for paying compensation to the Broker in accordance with Article 3 through the date of termination.

7.4.2 The Broker shall provide the Reinsurer with all details of its marketing activities pursuant to this Agreement.

8. Access to Records - Audit

8.1 The Broker will retain all documents and electronic records on which information connected to Broker’s services hereunder are stored (the “Records”) for a minimum of six years and in any event the minimum periods required by law or any regulatory body with jurisdiction over the Broker or the Reinsurer.

8.2 The Broker agrees to allow the Reinsurer to inspect, during business hours, and to take copies of the Records.

9. Confidentiality

Each of the Parties will treat information received from the other relating to this Agreement and to activities carried out hereunder as confidential and will not disclose it to any other person not entitled to receive such information except as may be necessary to fulfill their respective obligations under the Agreement and except as may be required by law or regulatory authority.

The obligations under this Article 9 shall survive termination.

10. Protection of Reputation

Each Party agrees it will not, unless permitted hereunder or with the express written authority of the other Party, make use of the other Party’s corporate or trading names or logos and trademarks.

11. Conflicts of Interest

The Parties will adopt and/or maintain procedures to ensure that each has in place arrangements for the identification and management of any conflicts of interest that may arise in relation to any business that the Broker transacts with the Reinsurer.

12. Disclosure

The Broker will comply with relevant regulatory, fiduciary and legal requirements regarding disclosure of all forms of compensation from any arrangements it may have for compensation in connection with the activities hereunder and nothing herein shall prevent the Broker from so complying.

13 Amendment and Modification

No amendments to or modifications of this Agreement will be effective or valid unless made in a writing signed by both parties and specifying the effective date thereof.

14. Waiver

No waiver by either Party of any default in the performance of any part of this Agreement shall constitute a waiver of any other default hereunder.

15. Merger

This Agreement constitutes the entire agreement and understanding between the Parties with to the subject matter herein, and supersedes any previous agreements, promises or understandings between the Parties.

16. Assignment

Neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated by the Broker, directly or indirectly, without the prior written consent of the Reinsurer.

17. Dispute Resolution

17.1 The Parties to this Agreement are committed to resolving all disputes arising under it (and whether such dispute arises before or after termination of this Agreement) without the need for litigation and to allow as far as possible for commercial relationships to remain unaffected by disputes and therefore the Parties:

17.1.1 will attempt in good faith to resolve any dispute or claim promptly through negotiations between respective senior executives of the Parties who have authority to settle the same;

17.1.2 will attempt in good faith, if the matter is not resolved through negotiation within three months of the dispute arising to resolve the dispute or claim through mediation with the assistance of a mediator agreed between the Parties; or

17.1.3 if the matter has not been resolved by mediation within six months of the dispute arising, or if either Party will not participate in a mediation procedure, the Parties will refer the dispute in accordance with the Jurisdiction and Choice of Law Clause below.

18. Jurisdiction and Choice of Law

This Agreement shall be subject to and construed under the laws of the State of New York. The Parties agree to the exclusive jurisdiction of the state and federal courts located in the State, City and County of New York for the purposes of adjudicating any dispute hereunder and hereby submit to the jurisdiction thereof.

19. Severability

In the event any portion of this Agreement is found to be invalid or unenforceable, the remainder shall remain in full force and effect.

20. Notices

Any notices to be given under this Agreement shall be sent by first class mail, by hand, facsimile or e-mail as set forth below:

To Reinsurer:

Ben Turin, Esq.
Chief Operating Officer and General Counsel
Maiden Insurance Company, Ltd.
Suite 1141
48 Par-la-Ville Road
Hamilton HM 11
Bermuda
Tel: 441.292.7090
Fax:
E-mail: bturin@maiden.bm

To Broker:

IGI Intermediaries, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038
Attention: General Counsel
Tel:	212.220.7120
Fax:	212.220.7130

Maiden Insurance Company, Ltd.

By:	/s/ Ben Turin

Date:	April 3, 2008

IGI Intermediaries, Inc.

By:	/s/ Joseph T. Gaito

Date:	April 3, 2008